UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2024

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5707 Southwest Parkway, Building 1, Suite 275 Austin, Texas	78735
(Address of principal executive offices)	(Zip Code)

(737) 281-0101

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	DLR	New York Stock Exchange
Series J Cumulative Redeemable Preferred Stock	DLR Pr J	New York Stock Exchange
Series K Cumulative Redeemable Preferred Stock	DLR Pr K	New York Stock Exchange
Series L Cumulative Redeemable Preferred Stock	DLR Pr L	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Digital Realty Trust, Inc.:	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Digital	Realty Trust, Inc.: ☐

Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “our company,” “the company” or “Digital Realty” refer to Digital Realty Trust, Inc., together with its consolidated subsidiaries, including Digital Realty Trust, L.P., our “operating partnership.”

Item 8.01 Other Events

Recent Developments

Through strategic investments, we have expanded our footprint into Latin America, enhanced our data center offerings in strategic and complementary U.S. metropolitan areas, established our colocation and interconnection platform in the U.S. and expanded our colocation and interconnection platform in Europe and Africa, with each transaction enhancing our presence in top-tier locations throughout North America, Europe, Latin America and Africa. In addition, on August 1, 2022, we completed our acquisition of a majority interest in Teraco, the largest and most densely interconnected data center platform in South Africa, with an in-service portfolio of seven state-of-the-art data centers strategically located in the key South African metropolitan areas of Johannesburg, Cape Town and Durban. As of March 31, 2024, our portfolio had approximately 2,500 megawatts of capacity. In addition, we are investing in our portfolio to organically expand our capacity. As of March 31, 2024, we had 437 megawatts of projects underway across multiple metropolitan areas around the world, and 65% percent of this data center activity was pre-leased. In addition, as of March 31, 2024, we estimate that our land and other space held for, or actively under, construction could accommodate approximately 3,000 megawatts of additional development capacity, including more than 1,000 additional megawatts developable on more than 500 acres of land holdings in Northern Virginia. From time to time, we may look to sell individual assets or portfolios that we do not consider to be core to our business and growth strategy.

We believe the estimated stabilized yields on our in-progress construction projects in North America and South America has been increasing over the last several quarters. As of March 31, 2024, we estimate that the stabilized yield on our total 437 megawatts of capacity under construction across the world was approximately 10.6% and the estimated stabilized yield on the 178 megawatts of capacity under construction in North America and South America was approximately 12.3%. We define the estimated stabilized yield on our in-progress construction as the anticipated stabilized net operating income for a certain project as a percentage of the total estimated cost to complete the construction of such project. We calculate the anticipated stabilized net operating income for any given project by subtracting the projects estimated stabilized operating expenses (before interest expense, income taxes (if any) and depreciation and amortization) from its estimated stabilized revenue, which we estimate based on leases signed and other assumptions based on market conditions. No assurance can be given that we will complete any of these projects on the terms currently contemplated, or at all, that the actual cost of any of these projects will not exceed our estimates or that the actual yield achieved by such projects will be consistent with our estimates.

The locations of and improvements to our data centers, the network density, interconnection infrastructure and connectivity-centric customers in certain of our facilities, and our comprehensive product offerings are critical to our customers’ businesses, which we believe results in high occupancy levels, longer average lease terms and customer relationships, as well as lower turnover. In addition, many of our data centers contain significant improvements that have been installed at our customers’ expense. The tenant improvements in our data centers are generally readily adaptable for use by similar customers.

Our data centers are physically secure, network-rich and equipped to meet the power and cooling requirements of smaller footprints up to the most demanding IT applications. Many of our data centers are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our customers’ costs and operational risks and enhances the attractiveness of our properties. In addition, our strategically located global data center campuses offer our customers the ability to expand their global footprint as their businesses grow, while our connectivity offerings on our campuses enhance the capabilities and attractiveness of these facilities. Further, the network density, interconnection infrastructure and connectivity-centric customers in certain of our data centers have led to the organic formation of densely connected data communities that are difficult for competitors to replicate and deliver added value to our customers.

During the three months ended March 31, 2024, we signed total bookings that are expected to generate $252 million of annualized GAAP rental revenue, including a $40 million contribution from the 0–1 megawatt category and a $13 million contribution from interconnection. The table below presents information on our leasing activity for the last nine quarters:

(in USD thousands)
	Annualized GAAP Base Rent
Product	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
0-1 MW	$38,739	$35,428	$29,223	$33,169	$33,790	$36,682	$41,776	$39,482	$39,996
>1 MW	117,078	64,695	118,032	70,057	34,821	61,475	96,877	56,642	198,220
Other	156	1,763	15,940	409	619	3,020	1,370	477	726
Interconnection	10,889	11,515	12,981	13,564	14,063	12,653	12,106	13,483	13,240

Total	$166,861	$113,401	$176,177	$117,198	$83,293	$113,830	$152,128	$110,084	$252,182

	Megawatts
Product	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
0-1 MW	15.0	12.8	9.9	10.4	9.6	11.0	13.9	13.7	13.6
>1 MW	95.3	51.1	90.7	49.0	25.2	36.4	56.0	32.6	97.7
Other	—	—	—	—	—	—	—	—	—
Interconnection	—	—	—	—	—	—	—	—	—

Total	110.2	63.9	100.7	59.4	34.8	47.4	69.8	46.3	111.2

	GAAP Base Rent per Kilowatt
Product	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
0-1 MW	$216	$231	$245	$267	$294	$278	$251	$241	$246
>1 MW	$102	$105	$108	$119	$115	$141	$144	$145	$169
Other	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Interconnection	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$118	$131	$122	$145	$164	$173	$166	$173	$178

The tables below present certain information regarding our results of operations, financial condition and other data for the three months ended March 31, 2024 and 2023.

Net Debt

The table below presents a reconciliation of total debt to net debt as of March 31, 2024 and 2023 (in thousands):

	As of March 31,
	2024	2023
Total debt at balance sheet carrying value	$17,020,340	$17,875,511
Add: DLR share of unconsolidated joint venture debt	1,382,102	1,123,360
Add: Capital lease obligations, net	357,808	335,910
Less: Unrestricted cash	(1,555,242)	(361,380)

Net Debt	$17,205,008	$18,973,401

Adjusted EBITDA

The table below presents a reconciliation of net income to EBITDA and Adjusted EBITDA (as defined below) for the three months ended March 31, 2024 and 2023 (in thousands, except ratios):

	Three Months Ended March 31,
	2024		2023
Net Income Available to Common Stockholders	$271,327		$58,547
Interest	109,535		102,220
Loss from early extinguishment of debt	1,070		—
Income tax expense (benefit)	22,413		21,454
Depreciation & amortization	431,102		421,198

EBITDA	$835,446		$603,420

Unconsolidated JV real estate related depreciation & amortization	47,877		33,719
Unconsolidated JV interest expense and tax expense	34,271		18,556
Severance, equity acceleration and legal expenses	791		4,155
Transaction and integration expenses	31,839		12,267
Gain on sale of investments	(277,787)		—
Other non-core adjustments, net	21,608		(14,604)
Non-controlling interests	6,329		111
Preferred stock dividends	10,181		10,181

Adjusted EBITDA	$710,558		$667,804

LQA Adjusted EBITDA	$2,842,230		$2,671,214
Total debt to net income	63.4x		324.1x
Net debt to LQA Adjusted EBITDA	6.1x	(1)	7.1x

(1)

After giving effect to the completion of the second phase of the Blackstone development joint ventures announced in December 2023, as well as the expansion of the joint venture with GI Partners, the sale of an interest in an asset in Frankfurt to Digital Core REIT subsequent to quarter end, we estimate that our net debt to Adjusted EBITDA would have been 5.8x and after giving further effect to this offering would have been 5.3x. The second phase of the Blackstone development joint ventures has not yet closed and there can be no assurance that it will close on the timeline expected or at all.

We believe that earnings before interest, loss from early extinguishment of debt, income taxes, and depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, (i) unconsolidated joint venture real estate related depreciation & amortization, (ii) unconsolidated joint venture interest expense and tax, (iii) severance, equity acceleration and legal expenses, (iv) transaction and integration expenses, (v) gain (loss) on sale / deconsolidation, (vi) provision for impairment, (vii) other non-core adjustments, net, (viii) non-controlling interests, (ix) preferred stock dividends, and (x) issuance costs associated with redeemed preferred stock. Adjusted EBITDA is EBITDA excluding (i) unconsolidated joint venture real estate related depreciation & amortization, (ii) unconsolidated joint venture interest expense and tax, (iii) severance, equity acceleration and legal expenses, (iv) transaction and integration expenses, (v) gain (loss) on sale / deconsolidation, (vi) provision for impairment, (vii) other non-core adjustments, net, (vii) non-controlling interests, (ix) preferred stock dividends, and (x) gain on / issuance costs associated with redeemed preferred stock. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do and, accordingly, our EBITDA and Adjusted EBITDA may not be comparable to other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of our financial performance.

Risks Related to Our Construction Projects

The actual stabilized yields from our in-progress construction may differ materially from the estimates set forth in this prospectus supplement.

As of March 31, 2024, we had 437 megawatts of development projects underway across multiple metropolitan areas around the world, including 178 megawatts of projects in North America and South America. As part of our standard development underwriting process, we evaluate the estimated stabilized yields we expect to derive from each construction project. We define the estimated stabilized yield on our in-progress construction as the anticipated stabilized net operating income for a certain project as a percentage of the total estimated cost to complete the construction of such project. We calculate the anticipated stabilized net operating income for any given project by subtracting the projects estimated stabilized operating expenses (before interest expense, income taxes (if any) and depreciation and amortization) from its estimated stabilized revenue, which we estimate based on leases signed and other assumptions based on market conditions.

We caution you not to place undue reliance on our estimated stabilized yields because they are based solely on our estimates, using data currently available to us in our development underwriting processes. Our total cost to complete these projects may differ substantially from our estimates due to various factors, including unanticipated expenses, delays in the estimated start and/or completion date and other contingencies. We can provide no assurance that the actual stabilized yields from our construction projects will be consistent with the estimated stabilized yields set forth in this prospectus supplement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: May 7, 2024

Digital Realty Trust, Inc.

By:	/s/ JEANNIE LEE
Jeannie Lee
Executive Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ JEANNIE LEE
Jeannie Lee
Executive Vice President, General Counsel and Secretary